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                          Equity Conversion Agreement

This Equity Conversion Agreement ("Agreement") is entered into by and between General Motors Corporation ("GM") and AM General Corporation ("AMG") with regard to certain rights granted to GM by AMG to convert all or a portion of the outstanding balance of the Promissory Note (or series of Promissory Notes) between GM and AMG (the "Note") into equity in AMG.

                                   Recitals:

1. GM and AMG , concurrent with this Agreement, wish to enter into a series of contractual agreements through which the parties shall, among other things; design, assemble, market and distribute a new vehicle (the "New Vehicle").

2. As part of the aforementioned series of contractual agreements, AMG will execute the Note through which GM will provide AMG the funding required for jointly agreed upon facility improvements and other capital investment necessary for AMG to fulfill its assembly obligations regarding the New Vehicle contemplated above.

3. In connection with the Note, AMG has agreed to provide GM a limited right to convert all or part of the outstanding balance of the Note into newly issued common stock of AMG.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                    Section 1  -  Grant of Conversion Right


AMG hereby grants GM an irrevocable annual option to convert some or all of the unpaid balance of the Note and any accrued interest, into newly issued common stock of AMG, subject to the following provisions:

     (a) The right to convert shall occur once annually on November 1 of each year; provided, however, that the conversion right does not go into effect until 10,000 New Vehicles have been assembled by AMG and delivered to GM (the "Annual Exercise Date").


     (b) The cumulative total amount of AMG common stock issued to GM pursuant to this Agreement shall never exceed 40% of the number of shares of AMG common stock outstanding after the issuance of stock to GM.


     (c) GM may exercise its conversion option for any percentage of the remaining balance of the Note up to the 40% cumulative maximum, provided the loan balance is sufficient. In the event GM converts any part of the
     Note into an equity interest in AMG under this Agreement, the amount of the 40% cumulative maximum interest in AMG which remains available to GM under this Agreement would be reduced by an amount equal to the percentage interest in AMG resulting from such conversion.

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     (d)  Subject to Section 3.3 below, the right to convert the outstanding balance of the Note granted by this Agreement shall terminate when the note is fully satisfied.

                Section 2  -  Exercise of the Conversion Option

2.1  Exercise of Conversion Option. In order to exercise the conversion option,
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   GM shall, within 10 business days following the Annual Exercise Date, send a written notice to AMG indicating the amount of the then outstanding balance of the Note it wishes to convert into equity.

2.2  Valuation.  (a) Following notice by GM, AMG and GM shall have 30 days to
     ---------
agree on the number of shares of newly issued common stock of AMG to be issued to GM in return for the stipulated amount of the Note to be converted. GM and AMG shall be deemed to have agreed on an equity value if the higher value presented by one of the parties is within 125% of the lower value presented by the other party. In that instance, the agreed upon value shall be the average of the two values.

(b) In the event GM and AMG cannot agree on the valuation within the timeframe set forth in Section 2.2(a) above, each party will select an Independent Financial Advisor (IFA). The two IFAs will then select a Chief Independent Financial Advisor (CIFA). The CIFA will determine the number of shares to be issued in return for the stipulated amount of the Note to be converted and the corresponding valuation.

(c) The costs of the IFAs shall be borne independently by the party who selects that IFA and the costs of the CIFA shall be shared equally between GM and AMG.

(d) Both the IFAs and the CIFA shall be independent internationally recognized investment banks.

(e) The methodology used by the CIFA for the valuation will be in the CIFA's sole discretion; provided, however, that the amount of the New Vehicle Assembly
                 -----------------
Agreement between GM and AMG to be included in the valuation shall be as set forth on Exhibit A to this Agreement.

The above provision notwithstanding, in the event the launch of the New Vehicle is materially delayed beyond the period contemplated in the New Vehicle Assembly Agreement between GM and AMG or either party's performance under the New Vehicle Assembly Agreement is materially delayed by a force majeure event, the parties acknowledge and agree that the dates reflected in the table set forth above shall be appropriately adjusted to the mutual satisfaction of the parties to account for such delay.

(f) Promptly, and in any event not later than 15 days after selection of the CIFA, each company shall provide to the CIFA their respective valuations, worksheets and background materials used to prepare such valuations.

(h) No later than 30 days following receipt of the materials referenced above, the CIFA shall determine the number of shares to be issued in return for the stipulated amount of the Note to be converted and the corresponding valuation.

2.3  AMG Election.  (a) Once the valuation of AMG is established pursuant to
     ------------
Section 2.2 above, AMG or its parent The Renco Group, Inc. ("RENCO") shall have 10 business days to notify GM in writing of its election to (i) go through with the conversion; (ii) make a cash payment to GM equal to the dollar amount of the Note to be converted into equity, plus a 20% premium on that amount; or (iii) a partial combination of (i) and (ii) above.

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(b)  In the event that either AMG or RENCO elects to satisfy GM's conversion request, in whole or part, through cash payment as described in Section 2.3
(a)(ii) above, the 40% limitation setforth in Section 1 (b) above will be reduced by the percentage interest in AMG that GM would have acquired had such conversion taken place at that time under the terms of this Agreement.

(c) Payment of all amounts due pursuant to an election under Section 2.3(a)(ii) shall be payable by wire transfer or other immediately available funds within 5 business days of any such election.

2.4  GM Election. (a) Following receipt of the notice contemplated in
     -----------
Section 2.3 above, GM shall, in the event that either AMG or RENCO elects, in whole or in part, to go through with the conversion, have 10 business days to determine if it desires to proceed with such conversion or wishes to revoke its initial conversion election; provided, however, that in no case shall GM have
                             -----------------
the ability to revoke its initial conversion election with respect to any amounts for which either AMG or RENCO has elected to make the cash payment described in Section 2.3(a)(ii) above.

(b) In the event GM revokes the conversion election, no penalties shall apply, there shall be no impact on the 40% cumulative limitation (except as required by Section 2.3 (b) above), and such election shall be deemed null and void.

    Section 3  -  Impact on the Note, Final Option, and Corporate Structure


3.1  Prepayment Rights.  The above provisions notwithstanding, AMG will
     -----------------
have the right at any time to prepay all or a portion of the Note without penalty or additional interest; provided, however, that such right of prepayment
                                -----------------
shall be suspended during the time period set forth in Section 1 above for the annual conversion election, valuation and election periods set forth in Section 2 above, and the time period provided pursuant to Section 3.3 below.


3.2  Amortization of Remaining Balance.  In the event the Note has been
     ---------------------------------
reduced either through conversion into equity or through prepayment, the remaining balance of the Note will, subject to future elections under this Agreement, continue to be amortized at the rate originally contemplated under the terms of the Note until fully satisfied.

3.3  Final Option. Notwithstanding anything in this Agreement to the
     ------------
contrary, following the expiration of the New Vehicle Assembly Agreement, GM shall have 90 days to notify AMG in writing of its desire to convert the remaining outstanding balance of the Note, if any, into newly issued common stock of AMG, pursuant to the terms and conditions of this Agreement. The option granted in this Agreement expires upon the expiration of the 90 day period referenced above as to any portion of the Note remaining outstanding which GM has not elected to convert into AMG common stock pursuant to the terms of this Agreement.

3.4  Corporate Structure.   At any time prior to issuing any shares to GM on
     -------------------
the conversion of the Note, AMG may (i) at its option, contribute all of its assets and liabilities to a limited liability company and (ii) in lieu of issuing to GM shares of AMG in the amount determined in accordance with this Agreement, cause such limited liability company to issue to GM membership interests in such limited liability company equivalent to the same percentage of ownership and voting rights in AMG that GM would have been

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entitled, had such contribution not occurred. The above provision notwithstanding, the parties acknowledge and agree that AMG's rights under this
Section 3.4 are subject to Section 6.4 of the Master Agreement between AMG and GM and that such rights under this Section 3.4 shall be suspended during the time period set forth in Section 2 above for the annual conversion election, the valuation and election periods set forth in Section 2 above, and the time period provided pursuant to Section 3.3 above, unless otherwise mutually agreed by the parties in writing.

                       Section 4  -  General Provisions

4.1  Assignment.  This Agreement shall not be assigned by either party without
     -----------
the prior written consent of the other party.

4.2  Governing Law. This Agreement shall be governed by the laws of the State of
     -------------
Michigan, without regard to the principles of conflict of laws.

4.3  Waiver and Delay.  No waiver by either party of any breach or series of
     ----------------
breaches or defaults in performance by the other party, and no failure, refusal or neglect of either party to exercise any right, power or option given to it hereunder or to insist upon strict compliance with or performance of either party's obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by either party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

4.4  Notices.  All notices under this Agreement shall be in writing (letter,
     -------
telex, facsimile, or telegram) and shall be effective when received by the addressee at its address indicated below:

               Notices to AMG:     Paul J. Cafiero, Chief Financial Officer
                                   AM General Corporation
                                   105 North Niles Avenue
                                   South Bend, IN 46617

               with a copy to:    Dennis A. Sadlowski, Vice President - Law
                                  The Renco Group, Inc.
                                  30 Rockefeller Plaza
                                  New York, New York 10112

               Notices to GM:     General Motors Corporation
                                  767 Fifth Avenue
                                  New York, New York 10153
                                  Attn: Treasurer

               with a copy to:    Ken Lindensmith
                                  GM Truck Group
                                  MC: 483-621-175
                                  1919 Technology Drive
                                  Troy, Michigan 48083-4247

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or to such other addresses as the parties may from time to time designate in writing.

4.5  Successors and Assigns.  This Agreement shall be binding upon and inure to
     ----------------------
the benefit of the successors and assigns of the parties hereto, subject to the restrictions on assignment contained herein.

4.6  Titles and Headings for Convenience.  Titles and headings used in this
     -----------------------------------
Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants, or conditions of this Agreement.

4.7  Severability.  Nothing contained in this Agreement shall be construed as
     ------------
requiring the commission of any act contrary to law. If any tribunal or court of competent jurisdiction deems any provision hereof unenforceable, such provision shall be modified only to the extent necessary to render it enforceable and the remaining provisions shall remain in full force and effect.

4.8  Entire Agreement. This Agreement contains all of the terms and conditions
     ----------------
agreed upon by the parties hereto with reference to the subject matter hereof. No other agreements, oral or otherwise, shall be deemed to exist or to bind either of the parties hereto, and all prior agreements and understandings are superseded hereby. This Agreement cannot be modified or changed except by written instrument signed by both of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused two (2) copies this Agreement to be duly executed and delivered by their proper and duly authorized representatives effective as of the date first written above.


GENERAL MOTORS CORPORATION            AM GENERAL CORPORATION


By: ______________________________    By: __________________________

Title:  __________________________    Title: _______________________

Date: December 21, 1999               Date: December 21, 1999

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